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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
August 2, 2013
Chevron Reports Second Quarter Net Income of $5.4 Billion

SAN RAMON, Calif., August 2, 2013 – Chevron Corporation (NYSE: CVX) today reported earnings of $5.4 billion ($2.77 per share – diluted) for the second quarter 2013, compared with $7.2 billion ($3.66 per share – diluted) in the 2012 second quarter.
Sales and other operating revenues in the second quarter 2013 were $55 billion, compared to $60 billion in the year-ago period.

Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2013	2012	2013	2012
Earnings by Business Segment
Upstream	$4,949	$5,620	$10,865	$11,791
Downstream	766	1,881	1,467	2,685
All Other	(350)	(291)	(789)	(795)
Total (1)(2)	$5,365	$7,210	$11,543	$13,681
(1) Includes foreign currency effects	$302	$198	$548	($30)
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“Our second quarter earnings were down from the very strong level of a year ago,” said Chairman and CEO John Watson. “The decrease was largely due to softer market conditions for crude oil and refined products. Earnings were also reduced as a result of repair and maintenance activities in our U.S. refineries.”
“We continue to advance our major capital projects. An important milestone was achieved in the second quarter with the loading of the first cargo of liquefied natural gas at the Angola LNG project, one of the largest energy projects on the African continent.” Watson continued, “This marks an important step in the development of our LNG business. Additional LNG growth is expected in the coming years from our Gorgon and Wheatstone projects in Australia.”
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Other recent upstream milestones include:

•	Argentina - Signed an agreement advancing the development of shale oil and natural gas resources from the Vaca Muerta formation.

•	Brazil - Awarded participation in a deepwater block in the Ceará Basin.

•	Canada - Announced agreement to acquire additional, complementary acreage in the Duvernay Shale located in western Canada.

•	Kurdistan Region of Iraq - Announced the acquisition of an 80 percent interest and operatorship of the Qara Dagh Block.

•	United States - Announced a joint development agreement for additional Permian Basin acreage and access to related infrastructure.
“We also reached milestones on important growth investments in our downstream business,” said Watson. GS Caltex, the company's 50 percent-owned joint venture, started commercial operations of its newest heavy oil upgrading unit at the Yeosu Refinery three months ahead of schedule. With this unit on-stream, GS Caltex is one of the largest upgraders of heavy oil in South Korea. In addition, Chevron Phillips Chemical Company LLC, the company's 50 percent-owned affiliate, announced plans to expand annual ethylene production by 200 million pounds at its Sweeny complex in Old Ocean, Texas.
The company purchased $1.25 billion of its common stock in the second quarter 2013 under its share repurchase program.
UPSTREAM
Worldwide net oil-equivalent production was 2.58 million barrels per day in the second quarter 2013, down from 2.62 million barrels per day in the 2012 second quarter. Production increases from project ramp-ups in the United States and a project start-up in Angola were more than offset by normal field declines.

U.S. Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2013	2012	2013	2012
Earnings	$1,083	$1,318	$2,215	$2,847
U.S. upstream earnings of $1.08 billion in the second quarter 2013 were down $235 million from a year earlier, due to higher operating and depreciation expenses, and lower crude oil production. Lower crude oil realizations were mostly offset by higher natural gas realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $92 in the second quarter 2013, down from $97 a year ago. The average sales price of natural gas was $3.78 per thousand cubic feet, compared with $2.17 in last year’s second quarter.

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Net oil-equivalent production of 659,000 barrels per day in the second quarter 2013 was unchanged from a year earlier. Production increases in the Marcellus Shale in western Pennsylvania, the Delaware Basin in New Mexico and at Perdido in the Gulf of Mexico were offset by normal field declines elsewhere. The net liquids component of oil-equivalent production decreased 1 percent in the 2013 second quarter to 455,000 barrels per day, while net natural gas production increased 3 percent to 1.23 billion cubic feet per day.
International Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2013	2012	2013	2012
Earnings*	$3,866	$4,302	$8,650	$8,944
*Includes foreign currency effects	$275	$219	$447	$11
International upstream earnings of $3.87 billion decreased $436 million from the second quarter 2012. The decline between quarters was primarily due to lower volumes and realizations for crude oil, as well as higher operating expenses, partially offset by lower exploration expenses. Foreign currency effects increased earnings by $275 million in the 2013 quarter, compared with an increase of $219 million a year earlier.
The average sales price for crude oil and natural gas liquids in the 2013 second quarter was $94 per barrel, down from $99 a year earlier. The average price of natural gas was $5.93 per thousand cubic feet, compared with $6.10 in last year’s second quarter.
Net oil-equivalent production of 1.92 million barrels per day in the second quarter 2013 was down 42,000 barrels per day from a year ago. Production decreased primarily due to normal field declines, partially offset by a project start-up in Angola. The net liquids component of oil-equivalent production decreased 4 percent to 1.26 million barrels per day, while net natural gas production increased 2 percent to 3.99 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2013	2012	2013	2012
Earnings	$138	$802	273	1,261
U.S. downstream operations earned $138 million in the second quarter 2013, compared with earnings of $802 million a year earlier. The decrease was mainly due to lower margins on refined product

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sales. Higher repair and maintenance expenses at the company's refineries also contributed to the decrease.
Refinery crude oil input of 814,000 barrels per day in the second quarter 2013 decreased 114,000 barrels per day from the year-ago period, primarily due to an August 2012 incident at the refinery in Richmond, California that shut down the crude unit, and a planned turnaround in Hawaii. Refined product sales of 1.21 million barrels per day were down 57,000 barrels per day from the second quarter 2012, mainly reflecting lower gas oil, kerosene and gasoline sales. Branded gasoline sales increased 1 percent to 526,000 barrels per day.
International Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2013	2012	2013	2012
Earnings*	$628	$1,079	1,194	1,424
*Includes foreign currency effects	$30	($22)	$106	($33)
International downstream operations earned $628 million in the second quarter 2013, compared with $1.08 billion a year earlier. Current quarter earnings decreased due to lower gains on asset sales, primarily reflecting the absence of the 2012 sale of GS Caltex's power operations in South Korea. An unfavorable change in effects on derivative instruments and lower margins on refined product sales also contributed to the decrease in the 2013 quarter. Foreign currency effects increased earnings by $30 million in the 2013 quarter, compared with a decrease of $22 million a year earlier.
Refinery crude oil input of 872,000 barrels per day was essentially flat with a year ago. Total refined product sales of 1.55 million barrels per day in the 2013 second quarter were down 1 percent from second quarter 2012.
ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2013	2012	2013	2012
Net Charges*	$(350)	$(291)	($789)	($795)
*Includes foreign currency effects	($3)	$1	($5)	($8)
All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.
Net charges in the second quarter 2013 were $350 million, compared with $291 million in the year-ago period. The change between periods was mainly due to impairment of a power-related equity affiliate and the absence of a 2012 gain on the sale of a mining investment, partially offset by lower corporate tax items.

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CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2013 were $18.3 billion, compared with $14.2 billion in the corresponding 2012 period. The amounts included $1.1 billion in 2013 and $827 million in 2012 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Also included were amounts related to the acquisition of additional shale acreage in several locations. Expenditures for upstream represented 92 percent of the companywide total in the first six months of 2013.

# # #
NOTICE
Chevron’s discussion of second quarter 2013 earnings with security analysts will take place on Friday, August 2, 2013, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
Chevron will post selected third quarter 2013 interim performance data for the company and industry on its Web site on Wednesday, October 9, 2013, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or
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crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$55,307	$59,780	$109,603	$118,676
Income from equity affiliates	1,784	2,091	4,068	3,800
Other income	278	737	516	837
Total Revenues and Other Income	57,369	62,608	114,187	123,313
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	34,273	36,772	67,183	72,825
Operating, selling, general and administrative expenses	7,417	6,670	14,177	12,793
Exploration expenses	329	493	576	896
Depreciation, depletion and amortization	3,412	3,284	6,893	6,489
Taxes other than on income *	3,349	3,034	6,486	5,886
Interest and debt expense	—	—	—	—
Total Costs and Other Deductions	48,780	50,253	95,315	98,889
Income Before Income Tax Expense	8,589	12,355	18,872	24,424
Income tax expense	3,185	5,123	7,229	10,693
Net Income	5,404	7,232	11,643	13,731
Less: Net income attributable to noncontrolling interests	39	22	100	50
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$5,365	$7,210	$11,543	$13,681

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.80	$3.68	$6.00	$6.98
- Diluted	$2.77	$3.66	$5.95	$6.93
Dividends	$1.00	$0.90	$1.90	$1.71

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,921,391	1,954,147	1,925,181	1,959,005
- Diluted	1,936,783	1,967,990	1,940,337	1,973,386

* Includes excise, value-added and similar taxes.	$2,108	$1,929	$4,141	$3,716

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CHEVRON CORPORATION - FINANCIAL REVIEW Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Upstream
United States	$1,083	$1,318	$2,215	$2,847
International	3,866	4,302	8,650	8,944
Total Upstream	4,949	5,620	10,865	11,791
Downstream
United States	138	802	273	1,261
International	628	1,079	1,194	1,424
Total Downstream	766	1,881	1,467	2,685
All Other (1)	(350)	(291)	(789)	(795)
Total (2)	$5,365	$7,210	$11,543	$13,681

SELECTED BALANCE SHEET ACCOUNT DATA	Jun 30, 2013	Dec 31, 2012
Cash and Cash Equivalents	$20,630	$20,939
Time Deposits	$1,408	$708
Marketable Securities	$258	$266
Total Assets	$244,048	$232,982
Total Debt	$19,964	$12,192
Total Chevron Corporation Stockholders' Equity	$142,841	$136,524

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2013	2012	2013	2012
United States
Upstream	$2,003	$1,821	$3,846	$3,347
Downstream	431	401	770	679
Other	160	100	287	152
Total United States	2,594	2,322	4,903	4,178
International
Upstream	6,560	5,199	12,961	9,578
Downstream	292	303	460	485
Other	6	2	10	2
Total International	6,858	5,504	13,431	10,065
Worldwide	$9,452	$7,826	$18,334	$14,243
(1)  Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$138	$62	$231	$98
International	479	404	839	729
Total	$617	$466	$1,070	$827

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	455	461	455	459
International	1,258	1,317	1,281	1,327
Worldwide	1,713	1,778	1,736	1,786
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,227	1,186	1,241	1,178
International	3,987	3,894	4,020	3,871
Worldwide	5,214	5,080	5,261	5,049
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	659	659	661	655
International	1,923	1,965	1,952	1,973
Worldwide	2,582	2,624	2,613	2,628
SALES OF NATURAL GAS (MMCF/D):
United States	5,651	5,314	5,872	5,462
International	4,272	4,390	4,384	4,522
Worldwide	9,923	9,704	10,256	9,984
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	143	159	139	155
International	81	86	88	85
Worldwide	224	245	227	240
SALES OF REFINED PRODUCTS (MB/D):
United States	1,213	1,270	1,156	1,254
International (5)	1,548	1,569	1,499	1,546
Worldwide	2,761	2,839	2,655	2,800
REFINERY INPUT (MB/D):
United States	814	928	696	926
International (6)	872	870	845	825
Worldwide	1,686	1,798	1,541	1,751

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	37	43	41	41
Venezuela Affiliate - Synthetic Oil	14	17	18	21
(3) Includes natural gas consumed in operations (MMCF/D):
United States (7)	83	64	76	69
International	521	526	520	532
(4)    Net Oil-equivalent production is the sum of net liquids production and net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	483	536	471	538
(6) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a 100 percent consolidated basis. Prior to June 2012, crude-input volumes reflect a 64 percent equity interest.
(7) 2012 conforms to 2013 presentation.